Exhibit 99.03

Company Contact: Bradley E. Larson Chief Executive Officer www.readymixinc.com	Investor Contact: Neil Berkman Associates (310) 277-5162 info@BerkmanAssociates.com
FOR IMMEDIATE RELEASE
Ready Mix Inc. Third Quarter Net Income Increases 44%
     LAS VEGAS, NEVADA, November 8, 2005 . . . READY MIX, INC. (RMI) (AMEX:RMX) today announced financial results for the third quarter of 2005, highlighted by a 44% increase in net income for the period.
     “We are pleased by RMI’s performance for the third quarter, our first quarter as a public company,” said Chief Executive Officer Brad Larson. “Our solid position in the ready-mix concrete markets in Phoenix and Las Vegas, two of the fastest-growing metropolitan regions in the country, gives us an exciting opportunity for continued success.”
Third Quarter Results
     For the three months ended September 30, 2005, RMI reported that revenue increased 16% to $18.9 million compared to revenue of $16.3 million for the third quarter of 2004. Gross margin improved to 13.0% of revenue for this year’s third quarter versus 12.4% for the same period of the prior year. Income from operations rose 33%, to $1.9 million for the third quarter of 2005 compared to $1.4 million for the same period last year. Net income increased 44% to $1.2 million, or $0.42 per diluted share based on approximately 2.8 million diluted weighted average common shares outstanding. This compares to net income for the third quarter of 2004 of $0.8 million, or $0.41 per diluted share, based on approximately 2.0 million diluted weighted average common shares outstanding.
     On August 24, 2005, RMI completed an initial public offering of approximately 1.8 million shares of its common stock at a price of $11.00 per share, including approximately 0.23 million shares to cover over-allotments.
     At September 30, 2005, RMI reported working capital of approximately $15.4 million, including cash and cash equivalents of $14.1 million, a current ratio of 2.8-to-1, and total stockholders’ equity of $23.6 million.
     Nine Month Results
     For the nine months ended September 30, 2005, revenue increased 13% to $50.7 million from $44.8 million for the first nine months of 2004. Net income increased 18% to $2.1 million, or $0.93 per diluted share based on approximately 2.3 million diluted weighted average common shares outstanding. This compares to net income for the first nine months of 2004 of $1.8 million, or $0.89 per diluted share based on approximately 2.0 million diluted weighted average common shares outstanding.
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3430 East Flamingo $ Suite 100 $ Las Vegas, Nevada 89121-5018 $ (702) 433-2090 $ Fax (702) 433 0189

Ready Mix Inc. Third Quarter Net Income Increased 44%
November 10, 2005
Page Two
Operations Update
     RMI recently announced the opening of a new concrete batch plant in Las Vegas, located in the southwest metropolitan area near Blue Diamond Road and Rainbow. “Including this new batch plant, we currently are operating three batch plants in the Las Vegas metro area, one in Moapa, Nevada, and two in Phoenix, all served by our fleet of 146 mixer trucks,” Larson said. “We anticipate opening two additional concrete plants in the Phoenix market during 2006.”
     Larson added that RMI has continued to acquire rights to sand and gravel properties in both the Phoenix and Las Vegas areas for the future production of concrete aggregates, and potentially to serve as additional ready-mix batch plant sites. “The ownership of mining rights, or properties with aggregate reserves, is a key resource for our business, and we believe a significant contributor to building long-term value,” Larson said.
     Larson noted that the residential sector typically contributes approximately 50% of RMI’s revenue. “Phoenix and Las Vegas have both experienced tremendous population growth over the past twenty years. While these communities will not be exempt from the normal ebbs and flows of the housing market, we expect the upward trend to continue. We also see good opportunities to continue expanding our business in other sectors of the construction industry, including commercial, industrial and transportation infrastructure,” he said.
Conference Call
     Ready Mix has scheduled a conference call today at 11:00 a.m. EST. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.ReadyMixInc.com or at www.CompanyBoardroom.com. A replay will be available after 1:00 p.m. EST at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21265408 after 1:00 p.m. EST.
About Ready Mix, Inc.
     RMI has provided ready-mix concrete products to the construction industry since 1997. It currently operates two ready-mix concrete plants in the metropolitan Phoenix area, three plants in the metropolitan Las Vegas area, and one plant in Moapa, Nevada. The Company also operates a sand and gravel crushing and screening facility in Moapa, which provides raw materials for its Las Vegas and Moapa concrete plants. In Phoenix and Las Vegas, RMI deploys a fleet of 146 mixer trucks to deliver its ready-mix concrete to customer job sites.
     Forward-Looking Statements
     The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the construction industry generally. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the prospectus.
(tables attached)

READY MIX, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine months ended		Three months ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue:
Revenue	$49,965,790	$44,649,229	$18,708,224	$16,211,008
Revenue — related parties	703,186	108,808	143,314	96,313

Total revenue	50,668,976	44,758,037	18,851,538	16,307,321

Cost of revenue	45,074,022	39,881,655	16,407,852	14,285,153

Gross profit	5,594,954	4,876,382	2,443,686	2,022,168

General and administrative expenses	2,153,774	1,797,976	571,507	609,232

Income from operations	3,441,180	3,078,406	1,872,179	1,412,936

Other income (expense):
Interest income	65,516	15,539	51,266	(8,916)
Interest expense	(191,768)	(189,747)	(60,898)	(52,029)
Other income (expense)	16,192	(23,774)	3,903	(27,070)

	(110,060)	(197,982)	(5,729)	(88,015)

Income before income taxes	3,331,120	2,880,424	1,866,450	1,324,921
Income tax expense	1,199,203	1,080,159	671,922	496,845

Net income	$2,131,917	$1,800,265	$1,194,528	$828,076

Net income per common share
Basic	$0.94	$0.89	$0.43	$0.41

Diluted	$0.93	$0.89	$0.42	$0.41

Weighted average common shares outstanding
Basic	2,270,417	2,025,000	2,761,250	2,025,000

Diluted	2,290,073	2,025,000	2,820,220	2,025,000

READY MIX, INC.
CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2005	2004
Assets:	(Unaudited)

Current assets:
Cash and cash equivalents	$14,091,316	$1,424,629
Accounts receivable, net	8,117,940	6,524,504
Inventory	638,872	604,558
Prepaid expenses	924,437	793,017
Deferred tax asset	226,269	555,472

Total current assets	23,998,834	9,902,180

Property and equipment, net	15,578,573	12,503,497
Refundable deposits	141,530	8,108

Total assets	$39,718,937	$22,413,785

Liabilities and stockholders’ equity:

Current liabilities:
Accounts payable	$3,841,062	$4,043,550
Accrued liabilities	1,609,552	1,246,059
Notes payable	2,637,189	2,550,884
Obligations under capital leases	461,782	440,866
Due to affiliate	21,233	1,379,326
Intercompany income tax allocation payable	—	1,298,367

Total current liabilities	8,570,818	10,959,052

Notes payable, less current portion	5,386,346	4,626,698
Obligations under capital leases, less current portion	374,920	723,918
Deferred tax liability	1,759,826	1,759,826

Total liabilities	16,091,910	18,069,494

Commitments and contingencies

Stockholders’ equity:
Preferred stock — $.001 par value; 5,000,000 shares authorized none issued and outstanding	—	—
Common stock — $.001 par value; 15,000,000 shares authorized, 3,807,500 and 2,025,000 issued and outstanding	3,808	2,025
Additional paid-in capital	17,647,011	497,975
Retained earnings	5,976,208	3,844,291

Total stockholders’ equity	23,627,027	4,344,291

Total liabilities and stockholders’ equity	$39,718,937	$22,413,785